Exhibit 10.23

FIRST AMENDMENT TO EQUITY PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO EQUITY PURCHASE AGREEMENT (the “Amendment”), dated as of March 16, 2018, is made and entered into by and among Medizone International, Inc., a Nevada corporation (the “Company”), L2 Capital, LLC, a Kansas limited liability company (“L2”), and SBI Investments LLC, 2014-1, a statutory series of Delaware limited liability company (“SBI”) (together with it permitted assigns, L2 and SBI shall collectively be referred to herein as the “Investor” or “Participating Investors”).
WITNESSETH:
WHEREAS, Seller, L2 and SBI entered into an Equity Purchase and Contribution Agreement dated as of January 31, 2018 (the “Agreement”); and
WHEREAS, the parties hereto now wish to amend certain terms and conditions contained in the Agreement as set forth herein.
NOW THEREFORE, for and in consideration of the premises, the covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and the adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1. Amendment to Definition.  The definition of “Purchase Price” in Section 1.1 of the Agreement is hereby deleted in their entirety and replaced with the following:
  “Purchase Price” shall mean 85% of the Market Price on such date on which the Purchase Price is calculated in accordance with the terms and conditions of this Agreement; provided, however, in the event the Market Price on such date is less than $0.01 per share, “Purchase Price” shall mean 80% of the Market Price on such date.
2. Amendment of Section 2.1.  Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Section 2.1 PUTS. Upon the terms and conditions set forth herein (including, without limitation, the provisions of Article VII), the Company shall have the right, but not the obligation, to direct the Participating Investors, by its delivery to the Participating Investors of a Put Notice from time to time, to purchase Put Shares (i) in a minimum amount not less than $20,000.00, and (ii) in a maximum amount of $1,000,000.00; provided that the number of Put Shares issuable pursuant to one (1) Put Notice may not exceed the Maximum Put Shares Quantity. Unless otherwise agreed to in writing by all of the Participating Investors, the amount in the Put Notice shall be allocated pro rata among the Participating Investors based upon the Maximum Commitment Amount of such Participating Investors, unless the Beneficial Ownership Limitation would prevent the Company from selling a Participating Investor (such Participating Investor, a “Disqualified Investor”) additional shares of Common Stock, in which case the pro rata portion of the Aggregate Investment Amount that otherwise would have been allocated to the Disqualified Investor shall be allocated pro rata the among the other Participating Investors based upon the Maximum Commitment Amount of such Participating Investors.  If on the Closing one of the Participating Investors shall fail or refuse to purchase the Put Shares allocated to it, the other Participating Investor shall be obligated to purchase the Put Shares not purchased by the defaulting Participating Investor.”

3. Amendment of Section 7.2(p).  Section 7.2(p) of the Agreement is hereby deleted in its entirety and replaced with “[OMITTED INTENTIONALLY]”.
4. Full Force and Effect.  Except as amended herein, all provisions of the Agreement shall remain unchanged and in full force and effect.
5. Governing Law; Jurisdiction.  This  Agreement shall be governed by and interpreted in accordance with the laws of the State of Kansas without regard to the principles of conflicts of law. Each of the Company and the Investor hereby submits to the exclusive jurisdiction of the United States federal and state courts located in Kansas, County of Johnson, with respect to any dispute arising under the Transaction Documents or the transactions contemplated thereby.
6. Jury Trial Waiver. The Company and the Investor hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with the Transaction Documents.
7. Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed or caused their duly authorized representative to execute this Amendment as of the date first above written.

MEDIZONE INTERNATIONAL, INC.

By:  /s/ David A. Dodd
Name: David A. Dodd
Title: Chief Executive Officer

L2 CAPITAL, LLC

By:  /s/ Adam Long
Name: Adam Long
Title: Managing Partner

SBI INVESTMENTS LLC, 2014-1

By:  /s/ Jonathan Juchno
Name: Jonathan Juchno
Title: Principal